Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525
Tel: 970-482-5811

FOR IMMEDIATE RELEASE

CONTACT: Robert F. Weber, Jr.

Chief Financial Officer and Treasurer
970-498-3112

Woodward Reports 2007 Third Fiscal Quarter and Nine Months Results

Fort Collins, Colo., July 23, 2007 — Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its third quarter of fiscal 2007. (All per share amounts are diluted.)

Quarterly Highlights

•	Sales for the quarter increased 23.9 percent over last year to $269 million

•	Earnings before income taxes for the quarter increased to $37.1 million compared to $21.6 million a year ago

•	Net earnings for the quarter were $0.68 per share compared to $0.82 per share last year, including the items highlighted below

•	Industrial Controls’ segment earnings for the quarter improved to 12.9 percent of sales from 11.9 percent a year ago

•	Aircraft Engine Systems’ segment earnings for the quarter improved to 23.7 percent of sales from 18.6 percent a year ago

Net sales for the quarter were $269.0 million, up 23.9 percent from $217.1 million for the third quarter of the prior year. Net earnings for the third quarter were $24.0 million, or $0.68 per share, compared with $28.9 million, or $0.82 per share, in the previous year’s third quarter.

Net sales for the nine-month period were $751.6 million, up 20.9 percent from $621.6 million for the nine-month period of the prior year. Net earnings for the nine-month period were $62.1 million, or $1.76 per share, compared with $52.8 million, or $1.50 per share, in the previous year’s nine-month period.

	Three Months Ended June 30,		Nine Months Ended June 30,
	In millions, net		In millions, net
	of		of
	Income tax	Per share	Income tax	Per share

Items that increased (decreased) net earnings in 2007:
Impact of adverse arbitration ruling	$––	$––	$(2.5)	$(0.07
Items that increased (decreased) net earnings in 2006:
Change in valuation allowance for deferred taxes	13.7	0.39	13.7	0.39
Expense accruals for certain legal matters	(2.2)	(0.06)	(5.3)	(0.15

“Global economic growth and the strategic positioning of our product portfolio continued to result in strong demand for our products across both the industrial and aircraft segments,” said President and Chief Executive Officer Thomas A. Gendron. “Our investments in selected technologies and platforms have been strategically positioned in targeted markets to provide our customers with energy control and optimization solutions to address rising energy costs and more stringent emissions requirements. In addition to market strength, our financial performance benefited from the deliberate execution of our product strategies and our productivity initiatives. ”

Segment Results

Industrial Controls’ net sales for the third quarter were $177.0 million, an increase of 28.3 percent from $137.9 million for the third quarter a year ago. Organic growth for the quarter was 8.7 percent. Segment earnings for the quarter increased to $22.9 million from $16.4 million for the same quarter a year ago, an increase of 39.6 percent. Segment earnings, as a percent of sales, for the quarter improved to 12.9 percent from 11.9 percent a year ago.

Aircraft Engine Systems’ net sales for the third quarter were $92.0 million, an increase of 16.3 percent from $79.1 million for last year’s third quarter. Segment earnings for the quarter increased to $21.8 million from $14.8 million for the same quarter a year ago, an increase of 47.9 percent. Segment earnings, as a percent of sales, for the quarter improved to 23.7 percent of sales from 18.6 percent a year ago

Industrial Controls’ net sales for the nine-month period were $488.7 million, an increase of 23.9 percent from $394.4 million for the nine-month period a year ago. Segment earnings for the nine-month period increased to $63.3 million from $41.1 million for the same period a year ago, an increase of 54.3 percent. Segment earnings, as a percent of sales, for the nine-month period improved to 13.0 percent from 10.4 percent a year ago.

Aircraft Engine Systems’ net sales for the nine-month period were $262.9 million, an increase of 15.7 percent from $227.2 million for last year’s nine-month period. Segment earnings for the nine-month period increased to $61.5 million from $45.6 million for the same period a year ago, an increase of 34.7 percent. Segment earnings, as a percent of sales, for the nine-month period improved to 23.4 percent from 20.1 percent a year ago.

Mr. Gendron continued, “Our Industrial Controls and Aircraft Engine Systems teams have brought winning products to growing markets while generating increased profit though cost reduction efforts at the product level as well as increasing efficiencies across our global infrastructure. A major Woodward asset is its close relationships with leading OEM customers. Continuing our strategy to build on that asset, during the quarter, we signed supply agreements with a significant wind-power customer as well as a major diesel engine manufacturer.”

Cash Flow and Financial Position

Net cash provided by operating activities was $56.7 million for the nine-month period compared with a $43.1 million for the same period last year. Cash used for business acquisitions was $34.6 million. Capital expenditures for the first nine months of the year were $22.7 million compared to $19.7 million during the same period last year. The debt to total capitalization ratio was 10.9 percent at June 30, 2007 compared to 13.3 percent at the end of the prior year.

Outlook

Mr. Gendron concluded, “In light of our recent performance and continued strength in the majority of our markets, we now believe that our outlook for 2007 financial results will be at the higher end of our $2.35 — $2.45 earnings per share outlook last stated in April.”

Conference Call

Woodward will hold an investor conference call at 6:00 p.m. EDT on Monday, July 23, 2007, to provide an overview of the financial performance for the third quarter of fiscal 2007, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call or a recording and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-818-1223 (domestic) or 1-703-639-1376 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1112145. An audio replay will be available by telephone from 9:00 p.m. EDT on July 23 until 11:59 p.m. EDT on July 25, 2007. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1112145.

About Woodward

Woodward is the largest independent designer, manufacturer, and service provider of energy control and optimization solutions for aircraft engines, industrial engines and turbines, and power equipment packages. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power generation, transportation, and process industries. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2006 and Form 10-Q for the quarters ended December 31, 2006 and March 31, and June 30, 2007. Woodward’s Form 10-Q for the quarter ended June 30, 2007 will be filed July 24, 2007.

Woodward Governor Company and Subsidiaries
C O N S O L I D A T E D S T A T E M E N T S O F E A R N I N G S

(Unaudited - in thousands except per share amounts)	2007	2006
Net sales	$269,026	$217,053

Costs and expenses:
Cost of goods sold	186,055	154,089
Sales, general, and administrative expenses	27,345	23,234
Research and development costs	17,011	16,793
Amortization of intangible assets	1,946	1,717
Interest expense	1,156	1,299
Interest income	(503)	(754)
Other, net	(1,124)	(904)
To Total costs and expenses	231,886	195,474

Earnings before income taxes	37,140	21,579
Income taxes	13,166	(7,339)

Net earnings	$23,974	$28,918

Per share amounts:
Basic	$0.70	$0.84
Diluted	0.68	0.82

Weighted-average number of shares outstanding:
Basic	34,357	34,410
Diluted	35,338	35,254

Note: Income taxes for the three months ended June 30, 2006 benefited from a change in the valuation allowance for deferred tax assets of $13.7 million (or $0.39 per diluted share).

Woodward Governor Company and Subsidiaries
C O N S O L I D A T E D S T A T E M E N T S O F E A R N I N G S

	Nine months ended
	June 30,
(Unaudited - in thousands except per share amounts)	2007	2006
Net sales	$751,572	$621,604

Costs and expenses:
Cost of goods sold	519,970	448,055
Sales, general, and administrative expenses	84,325	69,548
Research and development costs	46,911	41,772
Amortization of intangible assets	5,856	5,230
Interest expense	3,481	3,901
Interest income	(1,563)	(1,995)
Other, net	(2,610)	(2,782)
To Total costs and expenses	656,370	563,729

Earnings before income taxes	95,202	57,875
Income taxes	33,079	5,064

Net earnings	$62,123	$52,811

Per share amounts:
Basic	$1.81	$1.53
Diluted	1.76	1.50

Weighted-average number of shares outstanding:
Basic	34,240	34,421
Diluted	35,199	35,268

Note: Income taxes for the first nine months of fiscal 2007 include a $1.2 million (or $0.03 per diluted share) benefit from the extension of the Research and Experimentation tax credit. Income taxes for the first nine months of 2006 benefited from a change in the valuation allowance for deferred tax assets of $13.7 million (or$0.39 per diluted share).

-

Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D B A L A N C E S H E E T S

	At June 30,	At September 30,
(Unaudited - in thousands)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$68,472	$83,718
Accounts receivable	134,914	117,254
Inventories	188,185	149,172
Income taxes receivable	3,088	1,787
Deferred income taxes	22,970	23,526
Other current assets	8,591	5,777

Total current assets	426,220	381,234
Property, plant, and equipment-net	150,600	124,176
Goodwill	133,347	132,084
Other intangibles-net	79,074	71,737
Deferred income taxes	13,321	16,687
Other assets	6,701	9,579

Total assets	$809,263	$735,497

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$4,601	$517
Current portion of long-term debt	15,654	14,619
Accounts payable	45,796	38,978
Accrued liabilities	67,147	66,877
Total current liabilities	133,198	120,991
Long-term debt, less current portion	46,514	58,379
Deferred income taxes	10,908	6,248
Other liabilities	70,693	71,190

Total liabilities	261,313	256,808
Shareholders’ equity	547,950	478,689

Total liabilities and shareholders’ equity	$809,263	$735,497

•

Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D STATEMENTS OF CASH FLOWS

	Nine months ended
	June 30,
(Unaudited-in thousands)	2007	2006
Net cash provided by (used in) operating activities	$56,706	$43,065

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(34,611)	-
Payments for purchase of property, plant, and equipment	(22,667)	(19,661)
Proceeds from sale of property, plant, and equipment	165	695

Net cash used in investing activities	(57,113)	(18,966)

Cash flows from financing activities:
Cash dividends paid	(10,969)	(10,643)
Proceeds from sales of treasury stock	8,612	3,287
Purchases of treasury stock	(7,888)	(15,370)
Excess tax benefits from stock compensation	8,784	2,547
Payments from borrowings under revolving lines	(3,500)	(8,475)
Payments of long-term debt	(13,635)	(13,535)
Net cash used in financing activities	(18,596)	(42,189)

Effect of exchange rate changes on cash	3,757	431

Net change in cash and cash equivalents	(15,246)	(17,659)
Cash and cash equivalents, beginning of year	83,718	84,597

Cash and cash equivalents, end of period	$68,472	$66,938

Woodward Governor Company and Subsidiaries
SELECTED FINANCIAL INFORMATION

	Three months ended		Nine months ended
	June 30,		June 30,
(Unaudited - in thousands)	2007	2006	2007	2006
External net sales:
Industrial Controls	$177,013	$137,930	$488,659	$394,419
Aircraft Engine Systems	92,013	79,123	262,913	227,185
Segment earnings:
Industrial Controls	22,904	16,406	63,341	41,058
Aircraft Engine Systems	21,814	14,753	61,466	45,619
Earnings reconciliation:
Total segment earnings	44,718	31,159	124,807	86,677
Nonsegment expenses	(6,925)	(9,035)	(27,687)	(26,896)
Interest expense and income, net	(653)	(545)	(1,918)	(1,906)

Consolidated earnings before income taxes	$37,140	$21,579	$95,202	$57,875

Capital expenditures	$9,609	$6,679	$22,667	$19,661
Depreciation expense	7,162	5,871	20,690	17,110

Woodward Governor Company and Subsidiaries
R E C O N C I L I A T I O N O F N E T E A R N I N G S T O E B I T a n d E B I T D A

	Three months ended		Nine months ended
	June 30,		June 30,
(Unaudited - in thousands)	2007	2006	2007	2006
Net earnings	$23,974	$28,918	$62,123	$52,811
Income taxes (benefit)	13,166	(7,339)	33,079	5,064
Interest expense	1,156	1,299	3,481	3,901
Interest income	(503)	(754)	(1,563)	(1,995)
Amortization of intangible assets	1,946	1,717	5,856	5,230
Depreciation expense	7,162	5,871	20,690	17,110
EBITDA	$46,901	$29,712	$123,666	$82,121

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. At June 30, 2007, property, plant, and equipment, and intangible assets subject to amortization represented 28 percent of our total assets.